Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-132370 and 333-132370-01

		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$550,000,000
Amount of registration fee			$16,885
(1)

(1) The filing fee of $16,885 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $565,205.25 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $16,885 is offset against the registration fee due for this offering and of which $548,320.25 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.



Pricing Supplement No. MTNDD112 - Dated May 10, 2007

(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
	Citigroup Funding Inc.
	Medium-Term Senior Notes, Series D
	Payments Due from Citigroup Funding Inc.
	Fully and Unconditionally Guaranteed by Citigroup Inc.

			CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 550,000,000.00
Issue Price:					100%
Proceeds to Company on original issuance:	$ 549,312,500
Commission:					$ 637,500
Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 		$ 533,500,000
	SBK-Brooks Investment Corporation: 	$ 8,250,000
	Apex Pryor Securities,
	a Division of Rice Financial
	Products Company:   			$ 8,250,000



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 			Global
Original Issue Date:			May 15, 2007
Stated Maturity:			May 15, 2009
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:		Minimum USD 1,000 and minimum
(If other than as set forth 		increments of USD 1,000 thereafter
in the Prospectus Supplement)

Interest Payment Dates: 		The 15th of every May/August/November/February
				(provided such dates are Business Days
				in New York)

First Interest Payment Date: 		August 15, 2007
Accrue to Pay:  			Yes
Indexed Principal Note:
Type of Interest on Note:		Floating Rate
Interest Rate (Fixed Rate Notes): 	N/A
Base Rate (Floating Rate Notes): 	Fed Funds Effective Plus 11.75bps
Calculation Agent:  			Citibank
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  			Daily
Rate Determination Dates: 		Same Day, no lookback
(If other than as set forth 		(provided such dates are Business Days
in the Prospectus Supplement)		in New York) with 2 Business Day rate cutoff


Index:		   			Fed Funds Effective Rate
Spread: 				Plus 11.75bps

Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:
Maximum Interest Rate:
Minimum Interest Rate:

Calculation Agent:  			Citibank, N.A.
Amortizing Note:   			No
Renewable Note: 			No
Optional Extension of Maturity: 	No

Optional Redemption:   		No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 		No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   			No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

Cusip:  				1730T0CT4